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                                                                     EXHIBIT 8.1

                               January 22, 1996

Public Storage, Inc.
600 N. Brand Boulevard
Glendale, California  91203-1241

Ladies and Gentlemen:

          In connection with the registration by Public Storage, Inc., a California corporation (the "Company"), of shares of 8.45% Cumulative Preferred Stock, Series H, par value $.01 per share (the "Preferred Stock"), and Depositary Shares Each Representing 1/1,000 of a Share of Preferred Stock, with an aggregate public offering price of up to $14,272,875, as more fully described in the Registration Statement on Form S-3 being filed by the Company with the Securities and Exchange Commission on or about the date hereof (the "Registration Statement"), we have been requested to provide you with our opinion as to whether:

          the Company will continue to qualify as a REIT under sections 856 through 860 of the Internal Revenue Code (the "Code") following the Merger of Public Storage Management, Inc. ("PSMI") into the Company (the "Merger") SO LONG AS (A) the Company has met at all times since the Merger and continues to meet the stock ownership and gross income requirements applicable to REITs and (B) either PSMI at the time of (and after giving effect to) the Merger was not considered to have any current or accumulated earnings and profits for tax purposes or the Company made distributions prior to the end of 1995 in an amount sufficient to eliminate such earnings and profits.
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Public Storage, Inc.
January 22, 1996
Page 2


          All capitalized terms used herein have the same meaning as set forth in the Registration Statement unless otherwise defined herein.

BASIS FOR OPINIONS AND ASSUMPTIONS MADE IN CONNECTION THEREWITH

          Our opinion is based on (i) existing law as contained in the Code, regulations issued thereunder by the U.S. Treasury Department ("Regulations"), administrative pronouncements of the Internal Revenue Service ("IRS"), and court decisions as of the date hereof, (ii) our understanding of the relevant facts related to the Company, its past, current, and contemplated operation, as reflected in the Registration Statement and as represented to us in the certificate of the Company attached hereto, and (iii) our assumption that the Company will continue to be operated in accordance with the representations contained in the certificate of the Company attached hereto. Any of the statutes, regulations, administrative pronouncements, or judicial decisions upon which this opinion is based could be changed at any time, perhaps with retroactive effect. Furthermore, some of the issues under existing law that could significantly affect our opinion have not yet been authoritatively addressed by the IRS or the courts.

          In rendering our opinion, we have examined such statutes, regulations, records, certificates and other documents as we have considered necessary or appropriate as a basis for such opinion, including the following: (1) the Agreement and Plan of Reorganization by and among Public Storage, Inc., PSMI and the Company dated June 30, 1995; (2) the Registration Statement (including the exhibits thereto and all amendments thereto made through the date hereof); (3) the Amendment to the Company's Restated Articles of Incorporation, as adopted in connection with the Merger; (4) the Shareholders' Agreement dated November 16, 1995 ("Shareholders' Agreement") entered into by B. Wayne Hughes, Tamara L. Hughes, B. Wayne Hughes, Jr. and Parker Hughes Trust No. 2; (5) the articles of incorporation, by-laws and stock ownership information for PS Orange Co., Inc. ("Lock/Box Company"), Public Storage Commercial Properties Group, Inc. ("PSCP"), and PSCC, Inc. ("PSCC"); (6) the ruling request letters, dated March 19, 1995 and June 7, 1995, submitted to the Internal Revenue Service on behalf of the Company (the "Ruling Request Letters"), and the ruling letter dated October 4, 1995, issued by the Internal Revenue Service in response thereto; (7) the Amendment to the Amended Management Agreement dated August 8, 1995;
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Public Storage, Inc.
January 22, 1996
Page 3


and (8) such other instruments and documents related to the organization and operation of the Company as we have deemed necessary or appropriate.

          In our review, we have assumed, with your consent, that all of the representations and statements set forth in the documents we reviewed are true and correct in all material respects, and that all of the obligations imposed by any such documents on the parties thereto have been and will be performed or satisfied substantially in accordance with their terms. Moreover, we have assumed that the Company has been, and each of the Company, the Lock/Box Company, PSCP and PSCC will be, operated substantially in the manner described in the Registration Statement, the Ruling Requests, and the relevant articles of incorporation and other organizational documents. We also have assumed the genuineness of all signatures, the proper execution of all documents that are executed, the authenticity of all documents submitted to us as originals, the conformity to originals of documents submitted to us as copies, and the authenticity of the originals from which any copies were made.

          For the purposes of our opinion, we have not made an independent investigation of the facts set forth in documents we reviewed or of representations made by the Company. We consequently have assumed that the information presented in such documents or otherwise furnished to us accurately and completely describes all material facts relevant to our opinion. We also have assumed for the purposes of this opinion that the Company is a validly organized and duly incorporated corporation under the laws of the State of California and that the provisions of the Shareholders' Agreement and Article IV of the Amendment to the Company's Restated Articles of Incorporation are fully enforceable in the manner set forth therein under the laws of the State of California. In the event any of the statements, representations, or assumptions upon which we have relied in rendering this opinion is incorrect or incomplete, our opinion could be adversely affected and may not be relied upon.
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Public Storage, Inc.
January 22, 1996
Page 4


OPINIONS

          Based upon the foregoing, and subject to the various assumptions, limitations, and qualifications set forth in this letter, we are of the opinion that:
          the Company will continue to qualify as a REIT under sections 856 through 860 of the Code following the Merger SO LONG AS (A) the Company has met at all times since the Merger and continues to meet the stock ownership and gross income requirements applicable to REITs and (B) either PSMI at the time of (and after giving effect to) the Merger was not considered to have any current or accumulated earnings and profits for tax purposes or the Company made distributions prior to the end of 1995 in an amount sufficient to eliminate such earnings and profits.

          We are expressing our opinion only as to the specific matters set forth in the preceding numbered paragraphs. With regard to whether the Company will continue to qualify as a REIT following the Merger, we specifically are not rendering an opinion as to whether the Company has satisfied or will continue to satisfy the stock ownership and gross income requirements applicable to REITs following the Merger or whether PSMI had current or accumulated earnings and profits at the time of the Merger. For a discussion of certain of the considerations associated with these issues, we direct your attention specifically to the discussions of these matters contained in the Registration Statement under the captions "Federal Income Tax Considerations--Consequences of the Merger on the Company's Qualification as a REIT."
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Public Storage, Inc.
January 22, 1996
Page 5


                              * * * * * * * * * *

          This opinion only represents and is based upon our best judgment regarding the application of relevant current provisions of the Code and interpretations of the foregoing as expressed in existing judicial decisions, administrative regulations and published rulings and procedures. Our opinion, however, is not binding upon the IRS or the courts, and there can be no assurance that the IRS would not seek to assert a contrary position or that a court would not agree with that contrary position. Furthermore, no assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not adversely affect the accuracy of the opinion expressed herein. We undertake no responsibility to advise you of any new developments in the application or interpretation of the
federal income tax laws.   We undertake no obligation to update this opinion, or
to ascertain after the date hereof whether circumstances occurring after such date may affect the conclusions set forth herein.

          We hereby consent to the filing of our opinion, together with the attachments thereto, as Exhibit 8.1 to the Registration Statement and to the use of the name of our firm in the Registration Statement. In giving this consent, however, we do not thereby admit that we are an "expert" within the meaning of the Securities Act of 1933, as amended.

                                                  Very truly yours,

                                                  /s/ HOGAN & HARTSON L.L.P.

                                                  Hogan & Hartson L.L.P.